March 16, 2006


Mail Stop 4561

G. David Gordon
G. David Gordon & Associates, P.C.
One Memorial Place
7633 East 63rd Place, Suite 210
Tulsa, OK  74133

Re:	Idea Sports Entertainment Group, Inc.
Form 10-KSB for the year ended December 31, 2004
Forms 10-QSB for the quarters ended March 31, June 30 and
September
30, 2005
File No. 000-23100


Dear Mr. Gordon:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



Daniel L. Gordon
Branch Chief


??

??

??

??

Hewitt Associates, Inc.
December 28, 2004
Page 1